Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Simmons First National Corporation’s (“Company,” “we,” “us,” or “our”) Class A Common Stock, par value $0.01 per share (“common stock”), is the only class of its securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of our common stock and the relevant provisions of our amended and restated articles of incorporation (as amended) (“Articles”) and amended and restated by-laws (“By-laws”) is a summary and does not purport to be complete. The description is not exhaustive and is subject to and qualified in its entirety by reference to our Articles and By-laws, as well as to applicable federal and state law. Our Articles and By-laws are included as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.2 forms a part. We encourage you to carefully read our Articles, By-laws, and the applicable provisions of federal and state law for additional information.

General

Pursuant to the Articles, we are authorized to issue 350,000,000 shares of common stock and 40,040,000 shares of preferred stock (“preferred stock”).

Our common stock is listed on the Nasdaq Global Select Market.

Dividends

The holders of our common stock are entitled to receive ratably dividends when and if declared by our board of directors out of funds legally available thereof.

Holders of our debt securities have priority to distributions and payment over holders of our common stock. Under the terms of our preferred stock, our ability to declare or pay dividends on, or purchase, redeem, or otherwise acquire, shares of our common stock is subject to certain restrictions in the event that we do not declare and pay (or have set aside) dividends on the preferred stock for the most recent dividend period.

Voting Rights

A majority of the votes entitled to be cast, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders.

The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders.

In an uncontested election, directors are elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. In a contested election, directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

There are no cumulative voting rights for the election of directors.

Preemptive and Other Rights

Holders of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Classification of the Board

Our board of directors is not classified.

Antitakeover Effects of Certain Provisions in our Articles

Our Articles contain certain provisions that could delay, discourage or prevent an attempted acquisition or change of control of the Company.

Our Articles define “Interested Stockholder” to mean any person (other than the Company) who:

(i) is the beneficial owner, directly or indirectly, of more than 10% of our common stock; or

(ii) is an affiliate of the Company and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 6% of the then outstanding shares of common stock.

Article ELEVENTH requires the approval of shareholders owning at least 80% of our common stock for any acquisition of the Company by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of the directors who were in office prior to the proponent of the acquisition becoming an Interested Stockholder (or if the proponent is not an Interested Stockholder, the affirmative vote of 80% of all directors).

Article THIRTEENTH of our Articles requires our board of directors to consider the following matters prior to making any recommendation concerning any tender offer, merger offer or other acquisitive offer for our shares or assets:

a.the likely impact on us, our subsidiaries, shareholders and employees and the communities served by us;

a.the timeliness of the proposed transaction considering the business climate and our strategic plans;

a.the possibility of any legal defects or regulatory issues involved in the proposed transaction;

a.the risk of non-consummation of the transaction due to lack of financing, regulatory issues or other identified risks;

a.current market price of our common stock and consolidated assets;

a.book value of our common stock;

a.the relationship of the offered price for our common stock to our board of directors’ opinion of our current value in a negotiated transaction;

a.the relationship of the offered price for our common stock to our board of directors’ opinion of our future value as an independent entity; and

a.such other factors as our board of directors may deem pertinent.

Article FOURTEENTH requires the affirmative vote of 80% of the shares entitled to vote to amend, repeal or modify any provision of our Articles unless such amendment, repeal or modification is approved by 80% of the directors who were in office prior to the proponent of any business combination becoming an Interested Stockholder (or if the proponent is not an Interested Stockholder, the approval of 80% of all directors).

Finally, our board of directors, without shareholder approval, has the authority under our Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, which may adversely affect the rights of holders of common stock and could make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Within certain limits, our board of directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Limited.